EXHIBIT 5

                 OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.


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(202) 274-2000


May 27, 2003

Board of Directors
AJS Bancorp, Inc.
14757 South Cicero Avenue
Midlothian, Illinois 60455

                  Re:      AJS Bancorp, Inc. 2003 Stock Option Plan and
                           AJS Bancorp, Inc. 2003 Recognition and Retention Plan Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the issuance of AJS Bancorp, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the AJS Bancorp, Inc. 2003 Stock Option Plan (the "Stock Option Plan") and the AJS Bancorp, Inc. 2003 Recognition and Retention Plan (the "Recognition Plan.") We have reviewed the Company's Charter, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Option Plan and shares of Common Stock granted under the Recognition Plan, will be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                     Very truly yours,

                                     /s/ LUSE GORMAN POMERENK & SCHICK

                                     A Professional Corporation